Exhibit 99.1

Press Release
For Immediate Release
Independent Bank Group, Inc.
Announces Private Sales by Shareholders

McKINNEY, Texas, March 16, 2018 -- Independent Bank Group, Inc. (Nasdaq: IBTX), the holding company for Independent Bank, today announced that LEP Carlile Holdings, LLC has sold 450,000 shares of Independent Bank Group common stock, and that Trident IV Depository Holdings, LLC and Trident IV PF Depository Holdings, LLC (the “Trident Funds”) have sold all of their shares of Independent Bank Group common stock, in separate private sales. Independent Bank Group consented to the trades, waiving the provisions of lock-up agreements entered into in connection with the company’s acquisition of Carlile Bancshares, Inc. which expire on April 1, 2018.

Chairman of the Board and CEO David R. Brooks said, “While we have enjoyed a great relationship with Stone Point Capital, which manages the Trident Funds, and with Lee Equity Partners, which manages LEP Carlile Holdings, we were always aware that these private equity firms, which originally invested in Carlile Bancshares in 2012, would pursue a liquidity event in connection with the expiration of the lock-up agreements as the logical progression of the Carlile acquisition. With these sales, all of the private equity firms which became shareholders of our company in the Carlile acquisition, except LEP Carlile Holdings, have now sold all of their shares, making more of our shares available to investors in the market and increasing the overall liquidity of our stock.”

Christopher M. Doody, who served on the Independent Bank Group board of directors pursuant to a Director Nominee Agreement between Independent Bank Group and the Trident Funds, resigned as a director of Independent Bank Group in connection with the sale of shares by the Trident Funds. Brooks said, “We have appreciated Chris Doody’s service on the board over the last year and will miss his insight and investment experience.” Doody stated, “Stone Point Capital is appreciative of the Carlile and Independent Bank Group leadership teams, both of which executed upon their strategies, enabling the Trident Funds to obtain value and liquidity in their investment.”

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Ft. Worth, Austin, and Houston, Texas and the Colorado Front Range areas.

Contacts:

Analysts/Investors:

Michelle Hickox
Executive Vice President and Chief Financial Officer
(972) 562-9004
mhickox@ibtx.com

Media:

Peggy Smolen
Vice President Marketing & Communications
(972) 562-9004
psmolen@ibtx.com

Source: Independent Bank Group, Inc.

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